Exhibit 3.01

ARTICLES OF INCORPORATION

OF

BankGuam Holding Company

The undersigned desiring to become incorporated as a corporation under and in accordance with the laws of Guam, and to obtain the benefits conferred by said laws upon corporations, do hereby mutually agree upon and enter into the following Articles of Incorporation:

ARTICLE ONE

The name of the corporation shall be: BankGuam Holding Company.

ARTICLE TWO

The place of the principal office of the corporation shall initially be in Hagåtña, Guam, and there may be such subordinate or branch offices in such place or places within or without Guam as may be deemed necessary or requisite by the Board of Directors to transact the business of the corporation.

ARTICLE THREE

The corporation is organized for the purposes of (1) acting as a bank holding company and/or financial holding company and (2) engaging in any lawful activity within the purposes for which corporations may be organized under the Guam Corporation Code.

ARTICLE FOUR

The corporation shall have Forty Eight Million (48,000,000) shares of common stock of the par value of $0.208 1/3 per share. The Board of Directors is authorized to determine the consideration and the terms and conditions on which shares may be issued, and the portion of such consideration which shall constitute capital and the portion, if any, which shall constitute paid-in surplus, subject to the applicable provisions of these Articles and the provisions of law.

Voting Rights. Each outstanding share of common stock of the corporation shall be entitled to one (1) vote for each matter submitted to a vote at any meeting of Shareholders of the corporation. In the event of the election of Directors, each outstanding share of common stock of the corporation shall be entitled to one (1) vote for as many Directors as are to be elected. The voting for Directors shall not be cumulative.

No Preemptive Rights. No holder of common shares shall be entitled to any preferential or preemptive right to subscribe to or purchase any common or preferred share or any share of any class of the corporation; whether now or hereafter authorized.

ARTICLE FIVE

1. Number and Classification of Directors. The number of Directors which shall constitute the whole Board of Directors of the corporation shall not be less than eleven, the exact number of Directors to be determined from time to time by the By-Laws. Until otherwise determined, the Board of Directors shall consist of eleven Directors, to be elected by the Shareholders of the corporation (the “Shareholders”). The Directors elected by the Shareholders shall be divided into three classes, to be respectively designated as Class I, Class II and Class III, of which each class shall contain at least three Directors. The Directors of each Class shall be elected for terms of three (3) years or until their successors are elected and qualified.

All classes elected by the Shareholders shall be as nearly equal as possible and the number of Directors to be elected by the Shareholders in each Class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors to be elected by the Shareholders by three. If a fraction is also contained in such quotient, then if such fraction is one-third (1/3) the extra Director shall be a member of Class III and if the fraction is two-thirds (2/3) one of the extra Directors shall be a member of Class III and the other extra Director shall be a member of Class II. Class I shall initially consist of three (3) Directors, and Class II and Class III shall initially consist of four (4) Directors each.

2. Term of Office. The terms of office of the Directors of Class III shall expire and their successors shall be elected at the annual meeting of shareholders for 2011, those of Class I shall expire and their successors shall be elected at the annual meeting of shareholders for 2012 and those of Class II shall expire and their successors shall be elected at the annual meeting of shareholders for 2013. At each annual meeting after 2013 Directors of the Class whose terms expire in that year shall be elected for a term of three (3) years.

3. Vacancies. In the event that any vacancy shall occur in the Board of Directors whether because of death, resignation, removal, newly created Directorships resulting from any increase in the authorized number of Directors or any other reason, such vacancy may be filled by the vote of a majority of the Directors then in office, although less than a quorum, at any meeting of the Board of Directors. The Shareholders may at any time elect a Director to fill any vacancy not so filled by the Directors, and may elect additional Directors to be elected to the Board of Directors by the Shareholders at any meeting at which an amendment of the By-Laws is voted authorizing an increase in the number of such Directors. A Director elected to fill a vacancy, other than a newly created Directorship, shall hold office for the unexpired term of his or her predecessor. A Director elected to fill a newly created Directorship shall, at the time of such election, be designated by a majority of the Directors then in office as a Class I Director, Class II Director or Class III Director in accordance with the provisions of Section 1 of this Article Five, so that after such designation each of the three classes shall be nearly equal in number as possible and every Director so elected and designated shall hold office until the expiration of the term of the other Directors in his Class.

4. Initial Directors and Classification. The names and addresses of the persons who are the first directors of the corporation and their designated Class are as follows:

Name	Address

Class I Directors:

William D. Leon Guerrero	P O Box 92 Hagatna, Guam 96932
Dr. Luis G. Camacho	P O Box 2164 Hagatna, Guam 96932
Joseph M. Crisostomo	153 Rosario Loop, Barrigada, Guam 96913

Class II Directors:

Roger P. Crouthamel	P O Box 3573 Hagatna, Guam 96932
Dr. Ralph G. Sablan	P O Box FQ Hagatna, Guam 96932
Patricia P. Ada	P O Box 2889 Hagatna, Guam 96932
Frances L.G. Borja	P O Box 500922 CK Saipan MP 96950

Class III Directors:

Lourdes A. Leon Guerrero	P O Box BW Hagatna, Guam 96932
Joe T. San Agustin	P O Box 1596 Hagatna, Guam 96932
Martin D. Leon Guerrero	P O Box 2293 Hagatna, Guam 96932
Joaquin P.L.G. Cook	210 Archbishop Flores St., Hagatna, Guam 96910

5. Powers. All the powers and authority of the corporation shall be vested in and may be exercised by the Board of Directors, except as otherwise provided by law, these Articles of Incorporation, or by the By-Laws of the corporation; and, in furtherance and not in limitation of said general powers, the Board of Directors shall have power to: acquire and dispose of property; appoint a general manager, branch managers, and such other managers, officers or agents of the corporation as in its judgment this business may require, and to confer upon and to delegate to them by power of attorney or otherwise, such power and authority as it shall determine; fix the salaries or compensation of any or all of its officers, agents and employees, and in its discretion, require security of any of them for the faithful performance of any of their duties, declare dividends in accordance with law when it shall deem it expedient; make rules and regulations not inconsistent with law or these Articles of Incorporation or the By-Laws for the transaction of business; instruct the officers or agents of the corporation with respect to, and to authorize the voting of, stock of other corporations owned or held by this corporation; incur such indebtedness as may be deemed necessary, which indebtedness may exceed the amount of the corporation’s capital stock; create such committees (including but not limited to, an executive committee or committees) and to designate and to confer upon such committees such powers and authority as may by resolution be set forth for purpose of carrying on or exercising any of the powers of the corporation; create and set aside reserve funds for any purpose, and to invest any funds of the corporation in such securities or other property as to it may seem proper; remove or suspend any officer; and, generally, to do any and every lawful act necessary or proper to carry out and into effect the powers, purposes and objects of this corporation.

ARTICLE SIX

The existence of this corporation is to be perpetual, subject to the power of the Legislature under the Organic Act of Guam.

ARTICLE SEVEN

Service of legal process may be made upon the corporation in the manner provided by law.

ARTICLE EIGHT

No stockholder shall be liable for the debts of the corporation beyond the amount which may be due or unpaid upon any share or shares of stock of said corporation owned by such shareholder.

ARTICLE NINE

The name and address of the incorporator is as follows:

NAME	ADDRESS
Lourdes A. Leon Guerrero	111 Chalan Santo Papa, Hagatna Guam 96910

ARTICLE TEN

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director of the corporation, or is or was serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, against expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding to the extent permitted by the laws of Guam and in any manner consistent with the laws of Guam.

IN WITNESS WHEREOF, the incorporator hereinbefore named has hereunto set her hand this 25th day of October, 2010.

/s/ Lourdes A. Leon Guerrero
LOURDES A. LEON GUERRERO

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